Exhibit 99.1

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	Thursday, February 5, 2015

Contact:	Paul Dingsdale, Director of Communications
	(323) 881-4150	pdingsdale@unifiedgrocers.com

Three Retailers Elected to Unified Grocers Board of Directors

(COMMERCE, CALIF.) — Unified Grocers (“Unified” or the “Company”) announced today that three retailers — Vache Fermanian, co-owner, B&V Enterprises, Inc.; Rob McDougall, President and CEO, Gelson’s Markets and Greg Saar, President and Chief Executive Officer of Saar’s, Inc. — were elected to the company’s board of directors at a Feb. 4, 2015 board meeting.

“We are extremely pleased to have three very successful and talented retailers join our board,” said Richard E. Goodspeed, Chairman of the Board. “They bring many years of grocery industry experience and retail expertise to our board. Their wealth of knowledge gained from running stores of various formats and sizes will benefit the board and strengthen its overall composition.”

“We are pleased to welcome Vache, Rob and Greg to the Board of Directors,” said Bob Ling, President and Chief Executive Officer, Unified Grocers. “The quality and strength of their retail organizations reflect their leadership skills and they will be strong representatives for all of Unified’s owners.”

Vache Fermanian is co-founder of Super King Markets, a family-owned chain of six Southern California grocery stores founded in 1993 in Anaheim. Over the years, Super King Markets have become recognized for their wide array of high quality international foods, low prices and excellent service.

Rob McDougall has been in the grocery industry for more than 40 years. He joined Gelson’s Markets in 2007 and assumed leadership of the company in January 2012. Gelson’s Markets is a chain of 18 Southern California supermarkets founded in 1951 that prides itself on quality and unmatched customer service.

Greg Saar owns eight supermarkets in the Puget Sound region operating under the Saar’s Market Place and Saar’s Super Saver Foods banners. Greg opened his first store in 1988 in Oak Harbor, Washington and has continued to grow the business with a focus on value and meeting the diverse needs of the communities surrounding his stores.

# # #

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified, which generated approximately $3.9 billion in sales during fiscal 2014, offers independent retailers all the resources they need to compete in the supermarket industry. For more information about Unified Grocers, visit: http://www.unifiedgrocers.com.